Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897 or 800.643.7148	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Fourth Quarter and Full Year 2014 Financial Results

AUSTIN, Texas – December 9, 2014 – Crossroads Systems, Inc. (NASDAQ: CRDS) an intellectual property development company and global provider of data storage solutions, reported financial results for its fiscal fourth quarter and full year ended October 31, 2014.

Fiscal Q4 and Full Year 2014 Financial Results

Total revenue for fiscal Q4 2014 decreased 26% to $2.6 million from $3.6 million in the same quarter a year ago. The decrease is primarily due to lower SPHiNX OEM revenue and lower IP licensing revenue. SPHiNX OEM revenue decreased 32% from $1.4 million in Q4’13 to $0.9 million in Q4’14. IP licensing revenue decreased 67% from $0.8 million in Q4’13 to $0.3 million in Q4’14. Comparing Q4’13 to Q4’14, StrongBox product revenue increased 70%. Comparing Q3’14 to Q4’14, following the StrongBox re-launch, total revenue increased $557,000 or 27% and StrongBox product revenue increased $601,000 or 161%.

Total revenue for the fiscal full year 2014 decreased 12% to $11.1 million from $12.6 million in the prior year. The decrease was due primarily to lower SPHiNX OEM revenue but was offset by an increase in Crossroads branded revenue from both the SPHiNX and StrongBox products. StrongBox product revenue increased 24% to $2.7 million in the fiscal year ended October 31, 2014 from $2.1 million in the fiscal year ended October 31, 2013.

Gross profit for fiscal Q4 2014 was $2.1 million or 79% of total revenue, compared to $2.8 million, or 80% of total revenue in the same quarter a year ago. Gross profit for fiscal year 2014 was $9.1 million or 81% of total revenue, compared to $9.5 million or 75% of total revenue in fiscal 2013. The quarter-to-quarter and year-over-year decreases in gross profit percentage were mainly due to a higher concentration of lower margin products, including the resale of tape libraries and tape drives.

Operating expenses for fiscal Q4 2014 totaled $3.7 million, compared to $4.9 million in the same period a year ago. Operating expenses for fiscal year 2014 totaled $14.6 million, compared to $22.1 million in the prior year. The decreases were primarily due to headcount reductions and other reductions in employee-related expenses.

Net loss available to common stockholders for fiscal Q4 2014 totaled $(2.0) million or $(0.14) loss per share, compared to a net loss of $(2.2) million or $(0.19) loss per share in the same quarter a year ago. Net loss available to common stockholders for fiscal year 2014 totaled $(9.7) million or $(0.69) loss per share, compared to a net loss of $(14.3) million or $(1.20) loss per share in fiscal year 2013.

At October 31, 2014, cash, cash equivalents and restricted cash totaled $4.9 million compared to $7.1 million at July 31, 2014.

Management Commentary

Richard K. Coleman, Jr., President and CEO at Crossroads Systems, said, “The fourth quarter was an important turning point for our product business. At nearly a million dollars, StrongBox product revenue reached an all time high, following our re-launch at the end of the third quarter. We also made significant headway on our 972 patent monetization strategy with our Markman hearing on October 6th and 7th and major progress on the strategic analysis of monetization alternatives related our remaining patent assets.”

Conference Call Information

Crossroads will hold a conference call on Tuesday, December 9, 2014 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. President and CEO Richard K. Coleman, Jr., CFO Jennifer Crane, and Mark Hood, executive vice president of corporate development, will host the call. A question and answer session will follow management's presentation.

Date: Tuesday, December 9, 2014

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: (877) 221-8809

International: (706) 679-8667

Conference ID: 27576781

To access the live or recorded webcast, visit:

https://engage.vevent.com/rt/crossroadssystems_ao~120914

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. For those unable to listen to the live call, a webcast replay of the call will be available the day after the call in the Investor Relations Events & Presentations section of the Crossroads website.

About Crossroads Systems
Crossroads Systems, Inc. (NASDAQ: CRDS) is an intellectual property development company and global provider of data storage solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, the potential market for our data storage products, changes in the fair value of its derivative instruments, its ability to generate revenues from patent licensing and enforcement activities and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, developments in, and the costs of, litigation to which we may be a party, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2014 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

*Tables Attached*

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	October 31,	October 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$4,676	$7,795
Restricted cash	270	-
Total cash, cash equivalents and restricted cash.	4,946	7,795
Accounts receivable, net of allowance for doubtful accounts of $151 and $94, respectively	2,252	2,301
Inventory	357	313
Prepaid expenses and other current assets	798	694
Total current assets	8,353	11,103
Property and equipment, net	440	1,031
Other assets	63	256
Total assets	$8,856	$12,390
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,443	$1,066
Accrued expenses	1,397	2,095
Deferred revenue	1,032	1,090
Current portion of long term debt, net of debt discount	3,160	1,605
Total current liabilities	7,032	5,856
Long term debt, net of debt discount	1,651	6,984
Long term derivative liability	-	772
Other long term liabilities	423	299
Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized, 4,231,154 shares issued and outstanding, net at October 31, 2013 (transferred to stockholders equity as of April 30, 2014)	-	6,394
Stockholders' deficit:
Common stock, $0.001 par value, 75,000,000 shares authorized, 15,831,810 and 11,949,937 shares issued and outstanding, respectively.	16	12
Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized, 3,318,197 shares issued and outstanding, net	3	-
Additional paid-in capital	226,208	208,702
Accumulated other comprehensive loss	(60)	(51)
Accumulated deficit	(226,417)	(216,578)
Total stockholders' deficit	(250)	(7,915)
Total liabilities and stockholders' equity	$8,856	$12,390

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	Year Ended
	October 31,
	2014	2013

Revenue:
Product	$4,048	$5,412
IP license, royalty and other	7,101	7,222

Total revenue	11,149	12,634

Cost of revenue:
Product	945	777
IP license, royalty and other	1,120	2,401

Total cost of revenue	2,065	3,178

Gross profit	9,084	9,456

Operating expenses:
Sales and marketing	3,668	6,941
Research and development	5,675	10,475
General and administrative	5,247	4,728

Total operating expenses	14,590	22,144

Loss from operations	(5,506)	(12,688)

Gain on settlement	1,050	-

Loss before other expenses	(4,456)	(12,688)

Other expense:
Interest expense	(815)	(539)
Amortization of debt discount and issuance costs	(1,231)	(370)
Change in value of derivative liability	(2,765)	1,538
Other expense	40	2

Net loss	$(9,227)	$(12,057)

Dividends attributable to preferred stock	$(484)	$(2,208)
Net loss available to common stockholders, basic and diluted	$(9,711)	$(14,265)
Net loss per share available to common stockholders, basic and diluted	$(0.69)	$(1.20)

Weighted average number of common shares outstanding, basic and diluted	14,164,069	11,857,879

CROSSROADS SYSTEMS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	October 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(9,227)	$(12,057)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	631	821
Non cash interest paid on conversion to preferred stock	-	55
Loss (gain) on change in value of derivative liability	2,765	(1,538)
Amortization of debt discount	1,231	370
(Gain) loss on disposal of property and equipment	(40)	6
Stock-based compensation	1,589	1,034
Provision for doubtful accounts receivable	57	(8)
Changes in assets and liabilities:
Accounts receivable	(22)	563
Inventory	(44)	63
Prepaid expenses and other assets	(262)	(608)
Accounts payable	363	(171)
Accrued expenses	(832)	(475)
Deferred revenue	97	(199)
Net cash used in operating activities	(3,694)	(12,144)
Cash flows from investing activities:
Purchase of property and equipment	(55)	(333)
Proceeds from sale of property and equipment	50	-
Net cash used in investing activities	(5)	(333)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	5,534	87
Proceeds from issuance of preferred stock, net of expenses	-	7,333
Proceeds from issuance of bridge loan	-	550
Proceeds from issuance of debt	-	9,716
Repayment of debt	(4,672)	(4,315)
Net cash provided by financing activities	862	13,371

Effect of foreign exchange rate on cash and cash equivalents	(12)	6
Change in cash and cash equivalents	(2,849)	900
Cash and cash equivalents, beginning of period	7,795	6,895
Cash, cash equivalents, and restricted cash end of period	$4,946	$7,795

Supplemental disclosure of cash flow information:

Cash paid for interest	$830	$397
Cash paid for income taxes	$-	$6

Supplemental disclosure of non cash financing activities:
Conversion of promissory note to preferred stock	$-	$605
Conversion of preferred stock to common stock	$1,378	$-
Reclassification of warrants to long term derivative liability	$-	$2,310
Beneficial conversion feature on convertible notes	$-	$107
Beneficial conversion associated with preferred stock	$-	$1,090
Common stock dividends issued to preferred shareholders	$612	$106
Warrants issued with long term debt	$-	$1,374
Warrants issued with preferred stock	$-	$1,543
Conversion of derivative liability to equity	$3,537	$-